Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Patrick J. Bagley, Sr. Vice President-Finance
Dover, Delaware, April 29, 2004	(302) 857-3745

DOVER MOTORSPORTS, INC. REPORTS RESULTS

FOR THE QUARTER ENDED MARCH 31, 2004

Dover Motorsports, Inc. (NYSE-Symbol: DVD) today reported its results for the quarter ended March 31, 2004.

The first quarter historically results in a loss for the Company due to the seasonality of the motorsports business. No major motorsports events were held during the first quarter of 2004. Loss before income tax benefit for the quarter ended March 31, 2004 was $8,387,000, which was a $1,599,000 improvement over the prior year primarily due to a loss sustained at the 2003 St. Petersburg event, but also due to better results from other events and track rentals in 2004.

Revenues were $1,160,000 compared with $3,967,000 in the first quarter of 2003. The decrease in revenues in 2004 was entirely due to the absence of the St. Petersburg event. Revenue from the Company’s weekly and other events and track rentals in the first quarter of 2004 increased by 24% over the prior year’s first quarter.

Operating and marketing expenses for the quarter ended March 31, 2004 decreased by $4,145,000, principally as a result of not promoting the St. Petersburg event. On a comparable basis, operating and marketing expenses not associated with the St. Petersburg event were $74,000 higher than the prior year.

For the quarter ended March 31, 2004, general and administrative expenses were $82,000 higher than the prior year. General and administrative expenses included $253,000 of costs from offices that have since been closed in St. Petersburg and Denver.

Depreciation and amortization decreased by $234,000 in the first quarter of 2004 primarily due to a lower property and equipment base resulting from the write-off of assets at Denver and St. Petersburg in December 2003. Net interest expense decreased by $109,000 in the first quarter of 2004 due to lower average levels of indebtedness in 2004.

The income tax benefit for the quarter ended March 31, 2004 was $5,201,000, which was the result of using the Company’s expected estimated effective income tax rate of 62.0% for the full year. The increase in the effective tax rate from the comparable period in the prior year is principally due to an increase in state income tax expense attributable to valuation allowances established on state net operating losses.

Net loss for the quarter ended March 31, 2004 was $3,186,000 or $.08 per diluted share compared with $4,993,000 or $.13 per diluted share for the comparable period of the prior year.

The financial condition of the Company improved during the first quarter. Despite the expected seasonal loss from operations, cash flow from operations was a positive $8,712,000 in the first quarter of 2004. Virtually all of the Company’s excess cash flow was used to reduce indebtedness, which decreased by $7,809,000 during the first quarter. Deferred revenue, an indicator of future ticket and sponsor sales, was $32,396,000 at March 31, 2004, up almost 4% from a year earlier. Capital spending was $799,000 in the first quarter of 2004 compared with $1,823,000 in the first quarter of 2003.

At March 31, 2004, the Company’s indebtedness was $54,468,000 compared with $61,000,000 a year ago and $78,636,000 at April 1, 2002, the date the Company spun-off its gaming operations.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading marketer and promoter of motorsports entertainment in the United States. Its motorsports subsidiaries operate five motorsports tracks (four permanent facilities and one temporary circuit) in four states and promote motorsports events under the auspices of four of the premier sanctioning bodies in motorsports – NASCAR, IRL, CART and NHRA. The Company owns and operates Dover International Speedway in Dover, Delaware; Nashville Superspeedway near Nashville, Tennessee; Gateway International Raceway near St. Louis, Missouri; and Memphis Motorsports Park near Memphis, Tennessee. It also organizes and promotes the Toyota Grand Prix of Long Beach in California.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENT OF EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended March 31,
	2004	2003
Revenues	$1,160	$3,967

Expenses:
Operating and marketing	2,325	6,470
General and administrative	3,693	3,611
Depreciation and amortization	2,392	2,626

	8,410	12,707

Operating loss	(7,250)	(8,740)
Interest expense, net	(1,137)	(1,246)

Loss before income tax benefit	(8,387)	(9,986)

Income tax benefit	5,201	4,993

Net loss	$(3,186)	$(4,993)

Net loss per common share:
- Basic	$(0.08)	$(0.13)

- Diluted	$(0.08)	$(0.13)

Average shares outstanding:
- Basic	39,994	39,734
- Diluted	39,994	39,734

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEET

In Thousands

(Unaudited)

	March 31, 2004	March 31, 2003	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$4,336	$3,266	$3,348
Accounts receivable	10,000	9,820	2,643
Inventories	343	585	259
Prepaid expenses and other	4,954	4,459	1,691
Receivable from Dover Downs Gaming & Entertainment, Inc.	—	—	96
Income taxes receivable	363	5,385	5,819
Deferred income taxes	337	450	548

Total current assets	20,333	23,965	14,404

Property and equipment, net	228,031	244,183	229,603
Restricted cash	1,810	1,916	3,433
Other assets, net	1,563	1,990	1,434
Deferred income taxes	90	2,202	90
Goodwill	8,521	21,883	8,521

Total assets	$260,348	$296,139	$257,485

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,798	$4,417	$3,333
Accrued liabilities	3,377	4,139	4,587
Payable to Dover Downs Gaming & Entertainment, Inc.	3	1,490	—
Current portion of long-term debt	805	745	745
Deferred revenue	32,396	31,230	11,304

Total current liabilities	39,379	42,021	19,969

Notes payable to banks	35,980	41,770	43,045
Long-term debt	17,683	18,485	18,487
Other liabilities	64	107	85
Deferred income taxes	33,456	38,524	38,527
Stockholders’ equity:
Common stock	1,662	1,638	1,656
Class A common stock	2,338	2,345	2,344
Additional paid-in capital	127,783	127,235	127,783
Retained earnings	2,413	24,344	5,999
Accumulated other comprehensive loss	(410)	(330)	(410)

Total stockholders’ equity	133,786	155,232	137,372

Total liabilities and stockholders’ equity	$260,348	$296,139	$257,485

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

In Thousands

(Unaudited)

	Three Months Ended March 31,
	2004	2003
Operating activities:
Net loss	$(3,186)	$(4,993)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,392	2,626
Amortization and write-off of credit facility fees	98	220
Deferred income taxes	(4,840)	873
Changes in assets and liabilities:
Accounts receivable	(7,357)	(6,294)
Inventories	(84)	(203)
Prepaid expenses and other	(3,193)	(567)
Income taxes receivable	5,436	521
Accounts payable	(535)	1,975
Accrued liabilities	(1,210)	(1,186)
Payable to/receivable from Dover Downs Gaming & Entertainment, Inc.	99	697
Deferred revenue	21,092	19,150

Net cash provided by operating activities	8,712	12,819

Investing activities:
Capital expenditures	(799)	(1,823)
Restricted cash	1,623	1,767

Net cash provided by (used in) investing activities	824	(56)

Financing activities:
Repayments on revolving debt agreement, net	(7,065)	(9,745)
Repayments of long-term debt	(744)	(684)
Proceeds from stock options exercised	—	90
Other liabilities	(21)	—
Credit facility origination and amendment fees	(318)	(245)
Dividends paid	(400)	(398)

Net cash used in financing activities	(8,548)	(10,982)

Net increase in cash and cash equivalents	988	1,781
Cash and cash equivalents, beginning of period	3,348	1,485

Cash and cash equivalents, end of period	$4,336	$3,266

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